Exhibit 99.1

FOR IMMEDIATE RELEASE
January 23, 2018
Analysts: Mark Muth (mark.muth@huntington.com), 614.480.4720
Media:    Matt Samson (matt.b.samson@huntington.com), 312.263.0203
Michael Sherman (michael.sherman@huntington.com), 614.480.6114

HUNTINGTON BANCSHARES INCORPORATED REPORTS RECORD QUARTERLY AND ANNUAL EARNINGS
2017 Fourth Quarter EPS Increased 85%, and 2017 Full Year EPS Increased 43%

COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported 2017 full-year net income of $1.2 billion, an increase of 67% from the prior year. Earnings per common share for the year were $1.00, up 43% from the prior year. Excluding approximately $152 million pretax of FirstMerit acquisition-related expenses, or $0.09 per common share after tax, and an estimated tax benefit of $123 million, or $0.11 per common share, related to the Tax Cuts and Jobs Act ("federal tax reform") enacted in the fourth quarter, adjusted earnings per common share were $0.98. Return on average assets for the 2017 full year was 1.17%, while return on average tangible common equity was 15.7%. Total revenue increased 22% over the prior year.
Net income for the 2017 fourth quarter was $432 million, or an 81% increase from the year-ago quarter. Earnings per common share for the 2017 fourth quarter were $0.37, up 85% from the year-ago quarter. Excluding approximately $123 million of federal tax reform-related estimated tax benefit, or $0.11 per common share, adjusted earnings per common share were $0.26. Return on average assets was 1.67% for the 2017 fourth quarter, while return on average tangible common equity was 22.7%. Total revenue increased 4% over the year-ago quarter.
“The 2017 fourth quarter caps off another year of record performance and significant achievements for Huntington," said Steve Steinour, chairman, president, and CEO. "When we announced the transformational FirstMerit acquisition two years ago, we expected it would help drive material improvement in our profitability, accelerating the achievement of our long-term financial goals. With the FirstMerit integration complete, our fourth quarter results illustrate the performance improvements realized over the past two years. We achieved our long-term financial goals for Return on Tangible Common Equity and Efficiency Ratio on a GAAP basis for the first time. In fact, during the fourth quarter, we achieved all five of our long-term financial goals. In addition, we recently began the strategic planning process that later this year will yield new long-term financial goals for the company.”
“We have momentum in our businesses, with our brand, and throughout our expanded footprint. We executed well in the fourth quarter and continue to deliver on our consistent, long-term strategy to gain market share and share of wallet by providing superior customer service with expanded product and industry expertise. As expected, the fourth quarter reflected seasonally strong commercial loan production, particularly from our middle market, corporate, and dealer floorplan customers at the end of December, along with steady consumer loan production. We also took advantage of volatility in the debt capital markets during the quarter to more efficiently reposition our securities portfolio,” Steinour said. "Finally, credit metrics remain in very good condition."

Full-year 2017 highlights compared with 2016:

•	Completed the integration of the FirstMerit acquisition

•	Increased cash dividends for the seventh consecutive year; end-of-year dividend yield of 3.0%

•	$10.4 billion, or 18%, increase in average loans and leases, including a $4.1 billion, or 17%, increase in commercial and industrial loans and a $1.0 billion, or 9%, increase in automobile loans

•
$13.5 billion, or 23%, increase in average total core deposits, including a $9.2 billion, or 31%, increase in average demand deposits and a $3.7 billion, or 47%, increase in average savings and other domestic deposits

•	$797 million, or 22%, increase in fully-taxable equivalent revenue, including a $640 million, or 27%, increase in fully-taxable equivalent net interest income

•	Net interest margin of 3.30%, an increase of 14 basis points

•
$157 million, or 14%, increase in noninterest income, including a $37 million, or 22%, increase in cards and payment processing income, a $33 million, or 27%, increase in trust and investment management services, and a $29 million, or 9%, increase in service charges on deposit accounts

•	$123 million, or $0.11 per share, estimated tax benefit related to federal tax reform

•	Net charge-offs (NCOs) of 0.23% of average loans and leases, up from 0.19%. 2017 represents the fourth consecutive year with NCOs below our long-term financial goal of 0.35% to 0.55%

•	$0.54, or 8%, increase in tangible book value per common share (TBVPS) to $6.97

2017 Fourth Quarter highlights compared with 2016 Fourth Quarter:

•
$2.5 billion, or 4%, increase in average loans and leases, including a $1.1 billion, or 15%, increase in average residential mortgage loans and a $1.1 billion, or 10%, increase in average automobile loans

•	$1.9 billion, or 8%, increase in average securities

•	$1.9 billion, or 3%, increase in average total core deposits, driven by a $2.1 billion, or 11%, increase in average money market deposits; average total demand deposits increased $1.4 billion, or 4%

•
$40 million, or 4%, increase in fully-taxable equivalent revenue, including a $34 million, or 5%, increase in fully-taxable equivalent net interest income and a $6 million, or 2%, increase in noninterest income

•	Net interest margin of 3.30%, an increase of 5 basis points

•	$48 million, or 7%, decrease in noninterest expense, driven by a $53 million reduction in Significant Item-related expenses

•	$123 million, or $0.11 per share, estimated tax benefit related to federal tax reform

•	Net charge-offs represented 0.24% of average loans and leases, down from 0.26%

•	$92 million, or 19%, decrease in nonperforming assets; NPA ratio decreased to 0.55%, down from 0.72%

Table 1 – Earnings Performance Summary

	Full Year		2017		2016
($ in millions, except per share data)	2017	2016	Fourth Quarter	Third Quarter	Fourth Quarter
Net income	$1,186	$712	$432	$275	$239
Diluted earnings per common share	1.00	0.70	0.37	0.23	0.20

Return on average assets	1.17%	0.86%	1.67%	1.08%	0.95%
Return on average common equity	11.6	8.6	17.0	10.5	9.4
Return on average tangible common equity	15.7	10.7	22.7	14.1	12.9
Net interest margin	3.30	3.16	3.30	3.29	3.25
Efficiency ratio	60.9	66.8	54.9	60.5	61.6

Tangible book value per common share	$6.97	$6.43	$6.97	$6.85	$6.43
Cash dividends declared per common share	0.35	0.29	0.11	0.08	0.08
Average diluted shares outstanding (000’s)	1,136,186	918,790	1,130,117	1,106,491	1,104,358

Average earning assets	$92,423	$76,362	$93,937	$92,849	$91,463
Average loans and leases	67,891	57,454	68,940	68,276	66,405
Average core deposits	72,830	59,380	73,946	73,549	72,070

Tangible common equity / tangible assets ratio	7.34%	7.16%	7.34%	7.42%	7.16%
Common equity Tier 1 risk-based capital ratio	9.89	9.56	9.89	9.94	9.56

NCOs as a % of average loans and leases	0.23%	0.19%	0.24%	0.25%	0.26%
NAL ratio	0.50	0.63	0.50	0.49	0.63
ALLL as a % of total loans and leases	0.99	0.95	0.99	0.98	0.95
ACL as a % of total loans and leases	1.11	1.10	1.11	1.10	1.10

Table 2 lists certain items that management believes are significant in understanding corporate performance and trends (see Basis of Presentation on page 14). There was one Significant Item in the 2017 fourth quarter: $123 million of federal tax reform-related tax benefit.
Table 2 – Significant Items Influencing Earnings

		Pre-Tax Impact	After-Tax Impact
($ in millions, except per share)		Amount	Amount (1)	EPS (2)
Twelve Months Ended
December 31, 2017 – net income			$1,186	$1.00
•	Federal tax reform-related estimated tax benefit (3)	N/A	123	0.11
•	Merger and acquisition-related net expenses	$(152)	(99)	(0.09)
December 31, 2016 – net income			$712	$0.70
•	Merger and acquisition-related net expenses	$(282)	(187)	(0.20)
•	Reduction to litigation reserves	$42	27	0.03

Three Months Ended
December 31, 2017 – net income			$432	$0.37
•	Federal tax reform-related estimated tax benefit (3)	N/A	123	0.11
September 30, 2017 – net income			$275	$0.23
•	Merger and acquisition-related net expenses	$(31)	(20)	(0.02)
December 31, 2016 – net income			$239	$0.20
•	Merger and acquisition-related net expenses	$(96)	(63)	(0.06)
•	Reduction to litigation reserves	$42	27	0.02

(1)	Favorable (unfavorable) impact on net income

(2)	EPS reflected on a fully diluted basis

(3)	Represents the reasonable estimated impact of tax reform as of December 31, 2017. The estimate could be adjusted in future periods during the measurement period ending December 22, 2018.

Net Interest Income, Net Interest Margin, and Average Balance Sheet
Table 3 – Net Interest Income and Net Interest Margin Performance Summary – Rising Short-Term Interest Rates Drive NIM Expansion

	2017	2016		2017		2016
($ in millions)	Full Year	Full Year	Change YOY	Fourth Quarter	Third Quarter	Fourth Quarter	Change (%)
							LQ	YOY
Net interest income	$3,002	$2,369	27%	$770	$758	$735	2%	5%
FTE adjustment	50	43	16	12	13	13	8	8
Net interest income - FTE	3,052	2,412	27	782	771	748	1	5
Noninterest income	1,307	1,150	14	340	330	334	3	2
Total revenue - FTE	$4,359	$3,562	22%	$1,122	$1,101	$1,082	2%	4%

	2017	2016			2017		2016
	Full Year	Full Year	Change YOY		Fourth Quarter	Third Quarter	Fourth Quarter	Change bp
Yield / Cost								LQ	YOY
Total earning assets	3.77%	3.50%	27	bp	3.83%	3.78%	3.60%	5	23	bp
Total loans and leases	4.19	3.81	38		4.23	4.20	3.95	3	28
Total securities	2.57	2.54	3		2.64	2.55	2.58	9	6
Total interest-bearing liabilities	0.64	0.48	16		0.73	0.68	0.48	5	25
Total interest-bearing deposits	0.33	0.23	10		0.37	0.35	0.23	2	14

Net interest rate spread	3.13	3.02	11		3.10	3.10	3.12	—	(2)
Impact of noninterest-bearing funds on margin	0.17	0.14	3		0.20	0.19	0.13	1	7
Net interest margin	3.30%	3.16%	14	bp	3.30%	3.29%	3.25%	1	5	bp
See Pages 7-9 and 18-20 of Quarterly Financial Supplement for additional detail.
Note: 2016 results reflect inclusion of FirstMerit since August 16, 2016.
Fully-taxable equivalent (FTE) net interest income for the 2017 fourth quarter increased $34 million, or 5%, from the 2016 fourth quarter. This reflected the benefit from the $2.5 billion, or 3%, increase in average earning assets partially coupled with a 5 basis point improvement in the FTE net interest margin (NIM) to 3.30%. Average earning asset growth included a $2.5 billion, or 4%, increase in average loans and leases and a $1.9 billion, or 8%, increase in average securities, partially offset by a $1.9 billion, or 76%, decrease in average loans held for sale related to the balance sheet optimization activities executed in the year-ago quarter. The NIM expansion reflected a 23 basis point increase in earning asset yields and a 7 basis point increase in the benefit from noninterest-bearing funds, partially offset by a 25 basis point increase in funding costs. The cost of interest-bearing deposits increased 14 basis points from the year-ago quarter. FTE net interest income during the 2017 fourth quarter included $24 million, or approximately 10 basis points, of purchase accounting impact compared to $42 million, or approximately 18 basis points, in the year-ago quarter.
Compared to the 2017 third quarter, FTE net interest income increased $11 million, or 1%. Average earning assets increased $1.1 billion, or 1%, sequentially, while the NIM increased 1 basis point. The increase in the NIM reflected a 5 basis point increase in earning asset yields and a 1 basis point increase in the benefit from noninterest-bearing funds, partially offset by a 5 basis point increase in the cost of interest-bearing liabilities. The cost of interest-bearing deposits increased 2 basis points from the prior quarter. The purchase accounting impact on the net interest margin was approximately 10 basis points in the 2017 fourth quarter compared to approximately 12 basis points in the prior quarter.

Table 4 – Average Earning Assets – Consumer Lending Continues to Drive Average Loan Growth

	2017	2016		2017		2016
($ in billions)	Full	Full	YOY	Fourth	Third	Fourth	Change (%)
	Year	Year	Change	Quarter	Quarter	Quarter	LQ	YOY
Commercial and industrial	$27.7	$23.7	17%	$27.4	$27.6	27.7	(1)%	(1)%
Commercial real estate	7.2	6.0	20	7.2	7.2	7.2	—	—
Total commercial	35.0	29.7	18	34.6	34.9	34.9	(1)	(1)
Automobile	11.5	10.5	9	12.0	11.7	10.9	2	10
Home equity	10.0	9.1	10	10.0	10.0	10.1	1	(1)
Residential mortgage	8.2	6.7	23	8.8	8.4	7.7	5	15
RV and marine finance	2.2	0.7	211	2.4	2.3	1.8	5	30
Other consumer	1.0	0.7	38	1.1	1.0	1.0	5	14
Total consumer	32.9	27.8	19	34.3	33.4	31.5	3	9
Total loans and leases	67.9	57.5	18	68.9	68.3	66.4	1	4
Total securities	23.9	17.8	34	24.3	23.8	22.4	2	8
Held-for-sale and other earning assets	0.7	1.2	(43)	0.7	0.8	2.6	(12)	(74)
Total earning assets	$92.4	$76.4	21%	$93.9	$92.8	$91.5	1%	3%
See Pages 7 and 18 of Quarterly Financial Supplement for additional detail.
Note: 2016 results reflect inclusion of FirstMerit since August 16, 2016.
Average earning assets for the 2017 fourth quarter increased $2.5 billion, or 3%, from the year-ago quarter. Average securities increased $1.9 billion, or 8%, primarily reflecting the reinvestment of proceeds of the $1.5 billion auto loan securitization completed in the year-ago quarter. Average total loans and leases increased $2.5 billion, or 4%. Average residential mortgage loans increased $1.1 billion, or 15%, reflecting the benefit of the ongoing expansion of the home lending business. Average automobile loans increased $1.1 billion, or 10%, reflecting continued strength in new and used automobile originations across our 23-state auto finance lending footprint. Average RV and marine finance loans increased $0.6 billion, or 30%, reflecting the success of the well-managed expansion of the acquired business into 17 new states over the past year. Partially offsetting these increases, average loans held for sale decreased $1.9 billion, or 76%, reflecting the balance sheet optimization strategy executed in the year-ago quarter.
Compared to the 2017 third quarter, average earning assets increased $1.1 billion, or 1%. Average total loans and leases increased $0.7 billion, or 1%, primarily reflecting growth in residential mortgage, automobile, and RV and marine loans partially offset by a decline in average commercial and industrial loans. Average commercial and industrial loans were negatively impacted by reductions in the specialty lending verticals and dealer floorplan portfolios, partially offset by growth in the corporate banking, equipment finance, and middle market portfolios.

Table 5 – Average Deposits and Average Debt – Growth in Money Market and Demand Deposits Drive Year-over-Year Core Deposit Growth

	2017	2016		2017		2016
	Full	Full	YOY	Fourth	Third	Fourth	Change (%)
($ in billions)	Year	Year	Change	Quarter	Quarter	Quarter	LQ	YOY
Demand deposits - noninterest bearing	$21.7	$19.0	14%	$21.7	$21.7	$23.3	—%	(6)%
Demand deposits - interest bearing	17.6	11.0	60	18.2	17.9	15.3	2	19
Total demand deposits	39.3	30.0	31	39.9	39.6	38.6	1	4
Money market deposits	19.7	19.1	3	20.7	20.3	18.6	2	11
Savings and other domestic deposits	11.7	8.0	47	11.3	11.6	12.3	(2)	(8)
Core certificates of deposit	2.1	2.3	(8)	1.9	2.0	2.6	(5)	(26)
Total core deposits	72.8	59.4	23	73.9	73.5	72.1	1	3
Other domestic deposits of $250,000 or more	0.4	0.4	9	0.4	0.4	0.4	(7)	2
Brokered deposits and negotiable CDs	3.7	3.5	5	3.4	3.6	4.3	(5)	(21)
Deposits in foreign offices	—	0.2	(100)	—	—	0.2	—	(100)
Total deposits	$77.0	$63.5	21%	$77.7	$77.5	$76.9	—%	1%

Short-term borrowings	$2.9	$1.5	91%	$2.8	$2.4	$2.6	19%	8%
Long-term debt	8.9	8.0	10	9.2	8.9	8.6	3	7
Total debt	$11.8	$9.5	24%	$12.0	$11.3	$11.2	6%	7%

Total Interest-bearing liabilities	$67.0	$54.0	24%	$68.1	$67.2	$64.9	1%	5%
See Pages 7 and 18 of Quarterly Financial Supplement for additional detail.
Note: 2016 results reflect inclusion of FirstMerit since August 16, 2016.
Average total deposits for the 2017 fourth quarter increased $0.9 billion, or 1%, from the year-ago quarter, while average total core deposits increased $1.9 billion, or 3%. Average total interest-bearing liabilities increased $3.2 billion, or 5%, from the year-ago quarter. Average money market deposits increased $2.1 billion, or 11%, reflecting certain specialty banking relationships with expected deposit fluctuations and continued deepening of consumer relationships. Average demand deposits increased $1.4 billion, or 4%, comprised of a $1.3 billion, or 5%, increase in average commercial demand deposits and a $0.1 billion, or 1%, increase in average consumer demand deposits. The growth in commercial demand deposits reflected growth within interest bearing demand deposits. Average long-term debt increased $0.6 billion, or 7%, reflecting the issuance of $1.7 billion and maturity of $1.2 billion of senior debt over the past five quarters. On the other hand, average savings deposits decreased $0.9 billion, or 8%, primarily reflecting the deposit and branch divestiture completed during the year-ago quarter and runoff in acquired FirstMerit deposits. Average brokered deposits and negotiable CDs decreased $0.9 billion, or 21%.
Compared to the 2017 third quarter, average total interest-bearing liabilities increased $0.9 billion, or 1%, primarily reflecting a $0.4 billion, or 19%, increase in average short-term borrowings and a $0.4 billion, or 1%, increase in average total core deposits. Average core deposit growth during the 2017 fourth quarter reflected continued new customer acquisition and deepening, partially offset by seasonal decreases in government banking and certain specialty banking deposit relationships.

Noninterest Income (see Basis of Presentation on page 14)
Table 6 - Noninterest Income (GAAP) - Capital Markets Posts Second Consecutive Record Quarter

	2017	2016		2017		2016
	Full	Full	YOY	Fourth	Third	Fourth	Change (%)
($ in millions)	Year	Year	Change	Quarter	Quarter	Quarter	LQ	YOY
Service charges on deposit accounts	$353	$324	9%	$91	$91	$92	—%	(1)%
Cards and payment processing income	206	169	22	53	54	49	(2)	8
Trust and investment management services	156	123	27	41	39	39	5	5
Mortgage banking income	131	128	2	33	34	38	(3)	(13)
Insurance income	81	84	(4)	21	18	21	17	—
Capital markets fees	76	60	27	23	22	19	5	21
Bank owned life insurance income	67	58	16	18	16	17	13	6
Gain on sale of loans	56	47	19	17	14	25	21	(32)
Securities (losses) gains	(4)	—	(100)	(4)	—	(2)	(100)	(100)
Other income	185	157	18	47	42	36	12	31
Total noninterest income	$1,307	$1,150	14%	$340	$330	$334	3%	2%
Table 7 - Impact of Significant Items

	2017	2016	2017		2016
	Full	Full	Fourth	Third	Fourth
($ in millions)	Year	Year	Quarter	Quarter	Quarter
Service charges on deposit accounts	$—	$—	$—	$—	$—
Cards and payment processing income	—	—	—	—	—
Trust and investment management services	—	—	—	—	—
Mortgage banking income	—	—	—	—	—
Insurance income	—	—	—	—	—
Brokerage income	—	—	—	—	—
Capital markets fees	—	—	—	—	—
Bank owned life insurance income	—	—	—	—	—
Gain on sale of loans	—	—	—	—	—
Securities (losses) gains	—	—	—	—	—
Other income	2	(1)	—	—	(1)
Total noninterest income	$2	$(1)	$—	$—	$(1)

Table 8 - Adjusted Noninterest Income (Non-GAAP)

	2017	2016		2017		2016
	Full	Full	YOY	Fourth	Third	Fourth	Change (%)
($ in millions)	Year	Year	Change	Quarter	Quarter	Quarter	LQ	YOY
Service charges on deposit accounts	$353	$324	9%	$91	$91	$92	—%	(1)%
Cards and payment processing income	206	169	22	53	54	49	(2)	8
Trust and investment management services	156	123	27	41	39	39	5	5
Mortgage banking income	131	128	2	33	34	38	(3)	(13)
Insurance income	81	84	(4)	21	18	21	17	—
Capital markets fees	76	60	27	23	22	19	5	21
Bank owned life insurance income	67	58	16	18	16	17	13	6
Gain on sale of loans	56	47	19	17	14	25	21	(32)
Securities (losses) gains	(4)	—	(100)	(4)	—	(2)	(100)%	(100)%
Other income	183	158	16	47	42	37	12	27
Total adjusted noninterest income	$1,305	$1,151	13%	$340	$330	$335	3%	1%
See Pages 10-11 and 21-22 of Quarterly Financial Supplement for additional detail.
Note: 2016 results reflect inclusion of FirstMerit since August 16, 2016.
Noninterest income for the 2017 fourth quarter increased $6 million, or 2%, from the year-ago quarter. Other income increased $11 million, or 31%, primarily reflecting a $10 million benefit related to elevated derivative ineffectiveness recognized in the year-ago quarter and a $5 million increase in servicing income. Gain on sale of loans decreased $8 million, or 32%, primarily reflecting the $11 million of gains related to the balance sheet optimization strategy completed in the 2016 fourth quarter. Mortgage banking income decreased $5 million, or 13%, primarily reflecting a $6 million decrease from net mortgage servicing rights (MSR) risk management-related activities.
Compared to the 2017 third quarter, total noninterest income increased $10 million, or 3%. This increase primarily resulted from modest increases in trust and investment management services, bank owned life insurance, SBA loan sale gains, and lease sale gains, partially offset by $4 million of securities losses related to the portfolio repositioning completed during the 2017 fourth quarter.

Noninterest Expense (see Basis of Presentation on page 14)
Table 9 – Noninterest Expense (GAAP) – Continued Expense Discipline and Realization of FirstMerit-Related Cost Savings Highlight Fourth Quarter Expenses

	2017	2016		2017		2016
	Full	Full	YOY	Fourth	Third	Fourth	Change (%)
($ in millions)	Year	Year	Change	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$1,524	$1,349	13%	$373	$377	$360	(1)%	4%
Outside data processing and other services	313	305	3	71	80	89	(11)	(20)
Net occupancy	212	153	39	36	55	49	(35)	(27)
Equipment	171	165	4	36	45	60	(20)	(40)
Deposit and other insurance expense	78	54	44	19	19	16	—	19
Professional services	69	105	(34)	18	15	23	20	(22)
Marketing	60	63	(5)	10	17	21	(41)	(52)
Amortization of intangibles	56	30	87	14	14	14	—	—
Other expense	231	184	26	56	58	49	(3)	14
Total noninterest expense	$2,714	$2,408	13%	$633	$680	$681	(7)%	(7)%
(in thousands)
Number of employees (Average full-time equivalent)	15.4	16.0	(4)%	15.4	15.5	16.0	(1)%	(4)%
Table 10 - Impacts of Significant Items

	2017	2016	2017		2016
	Full	Full	Fourth	Third	Fourth
($ in millions)	Year	Year	Quarter	Quarter	Quarter
Personnel costs	$42	$76	$—	$4	$(5)
Outside data processing and other services	24	46	—	4	15
Net occupancy	52	15	—	14	7
Equipment	16	25	—	6	20
Professional services	10	58	—	2	9
Marketing	1	5	—	—	4
Other expense	9	14	—	—	3
Total noninterest expense	$154	$239	$—	$30	$53
Table 11 - Adjusted Noninterest Expense (Non-GAAP)

	2017	2016		2017		2016
	Full	Full	YOY	Fourth	Third	Fourth	Change (%)
($ in millions)	Year	Year	Change	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$1,482	$1,273	16%	$373	$373	$365	—%	2%
Outside data processing and other services	289	259	12	71	76	74	(7)	(4)
Net occupancy	160	138	16	36	41	42	(12)	(14)
Equipment	155	140	11	36	39	40	(8)	(10)
Deposit and other insurance expense	78	54	44	19	19	16	—	19
Professional services	59	47	26	18	13	14	38	29
Marketing	59	58	2	10	17	17	(41)	(41)
Amortization of intangibles	56	30	87	14	14	14	—	—
Other expense	222	170	31	56	58	46	(3)	22
Total adjusted noninterest expense	$2,560	$2,169	18%	$633	$650	$628	(3)%	1%
See Pages 10 and 21 of Quarterly Financial Supplement for additional detail.
Note: 2016 results reflect inclusion of FirstMerit since August 16, 2016.

Reported noninterest expense for the 2017 fourth quarter decreased $48 million, or 7%, from the year-ago quarter, primarily reflecting the impact of Significant Items in the year-ago quarter. Net occupancy costs decreased $13 million, or 27%, primarily reflecting $7 million of acquisition-related Significant Items in the 2016 fourth quarter and the benefit of branch and corporate office consolidations completed during the past year. Marketing decreased $11 million, or 52%, primarily reflecting elevated marketing activities in the year-ago quarter related to the FirstMerit acquisition and timing of marketing campaigns within the 2017 calendar year. Personnel costs increased $13 million, or 4%, reflecting annual merit increases, higher medical claims, and $5 million of acquisition-related expense reversals in the year ago quarter. Other expense increased $7 million, or 14%, primarily reflecting the $6 million benefit related to the extinguishment of trust preferred securities in the 2016 fourth quarter.
Reported noninterest expense decreased $47 million, or 7%, from the 2017 third quarter, primarily reflecting the impact of Significant Items in the prior quarter. Net occupancy expense decreased $19 million, or 35%, including the benefit of branch and corporate office consolidations completed during the prior quarter. Outside data processing and other services expense decreased $9 million, or 11%, primarily reflecting the benefit of a debit card-related vendor migration completed during the prior quarter. Marketing decreased $7 million, or 41%, reflecting normal seasonality in marketing spend.
Credit Quality
Table 12 – Credit Quality Metrics – NPAs and NCOs Remain Stable Sequentially

	2017				2016
($ in millions)	December 31,	September 30,	June 30,	March 31,	December 31,
Total nonaccrual loans and leases	$349	$338	$364	$401	$423
Total other real estate, net	33	42	44	50	51
Other NPAs (1)	7	7	7	7	7
Total nonperforming assets	389	387	415	458	481
Accruing loans and leases past due 90 days or more	115	119	136	128	129
NPAs + accruing loans and lease past due 90 days or more	$504	$506	$551	$586	$610
NAL ratio (2)	0.50%	0.49%	0.54%	0.60%	0.63%
NPA ratio (3)	0.55	0.56	0.61	0.68	0.72
(NPAs+90 days)/(Loans+OREO)	0.72	0.74	0.81	0.87	0.91
Provision for credit losses	$65	$43	$25	$68	$75
Net charge-offs	41	43	36	39	44
Net charge-offs / Average total loans	0.24%	0.25%	0.21%	0.24%	0.26%
Allowance for loans and lease losses	$691	$675	$668	$673	$638
Allowance for unfunded loan commitments and letters of credit	87	79	85	92	98
Allowance for credit losses (ACL)	$778	$754	$753	$765	$736
ALLL as % of:
Total loans and leases	0.99%	0.98%	0.98%	1.00%	0.95%
NALs	198	200	183	168	151
NPAs	178	175	161	147	133
ACL as a % of:
Total loans and leases	1.11%	1.10%	1.11%	1.14%	1.10%
NALs	223	223	207	190	174
NPAs	200	195	181	167	153

(1)	Other nonperforming assets includes certain impaired investment securities.

(2)	Total NALs as a % of total loans and leases.

(3)	Total NPAs as a % of sum of loans and leases and net other real estate.
See Pages 12-15 and 23-26 of Quarterly Financial Supplement for additional detail.

Overall asset quality remains strong. The overall consumer credit metrics continue to perform as expected, with a modest seasonal impact evident across the portfolios. The commercial portfolios have performed consistently, with some quarter-to-quarter volatility as a result of the absolute low level of problem loans.
Nonaccrual loans and leases (NALs) of $349 million represented 0.50% of total loans and leases, down from 0.63% a year ago. The decrease in the NAL ratio reflected a 17% year-over-year decrease in NALs centered in the commercial portfolio coupled with the impact of the 5% year-over-year increase in total loans and leases. Nonperforming assets (NPAs) of $389 million represented 0.55% of total loans and leases and OREO, down from 0.72% a year ago. These ratios remained stable sequentially as the NAL ratio increased 1 basis point from the prior quarter, while the NPA ratio decreased 1 basis point.
The provision for credit losses decreased to $65 million in the 2017 fourth quarter compared to $75 million in the 2016 fourth quarter. Net charge-offs (NCOs) decreased $3 million, or 7%, to $41 million. NCOs represented an annualized 0.24% of average loans and leases in the current quarter, down 1 basis point from the prior quarter and down 2 basis points from the year-ago quarter. Commercial charge-offs continued to be positively impacted by recoveries in the CRE portfolio and broader continued successful workout strategies, while consumer charge-offs remained within our expected range. We continue to be pleased with the net charge-off performance across the entire portfolio, as NCOs remain below our targeted range of 0.35% to 0.55%.
The period-end allowance for credit losses (ACL) as a percentage of total loans and leases increased to 1.11% from 1.10% a year ago, while the ACL as a percentage of period-end total NALs increased to 223% from 174%. We believe the level of the ACL is appropriate given the consistent improvement in the credit quality metrics and the current composition of the overall loan and lease portfolio.
Capital
Table 13 – Capital Ratios – Share Repurchases Continuing to Return Capital

	2017				2016
($ in billions)	December 31,	September 30,	June 30,	March 31,	December 31,
Tangible common equity / tangible assets ratio	7.34%	7.42%	7.41%	7.28%	7.16%
Regulatory common equity tier 1 risk-based capital ratio (1)	9.89%	9.94%	9.88%	9.74%	9.56%
Regulatory Tier 1 risk-based capital ratio (1)	11.22%	11.30%	11.24%	11.11%	10.92%
Regulatory Total risk-based capital ratio (1)	13.21%	13.39%	13.33%	13.26%	13.05%
Total risk-weighted assets (1)	$80.4	$78.6	$78.4	$77.6	$78.3

(1)	December 31, 2017 figures are estimated and are presented on a Basel III standardized approach basis for calculating risk-weighted assets.
See Pages 16-17 of Quarterly Financial Supplement for additional detail.
The tangible common equity to tangible assets ratio was 7.34% at December 31, 2017, up 18 basis points from a year ago. The regulatory Common Equity Tier 1 (CET1) risk-based capital ratio was 9.89% at December 31, 2017, up from 9.56% at December 31, 2016. The regulatory Tier 1 risk-based capital ratio was 11.22% compared to 10.92% at December 31, 2016. All capital ratios were impacted by the repurchase of $260 million of common stock at an average cost of $13.38 per share during 2017, including $137 million of common stock at an average cost of $14.00 per share during the 2017 fourth quarter.
Income Taxes
On December 22, 2017, the Tax Cuts & Jobs Act was signed into law. The 2017 fourth quarter and full-year results reflect a reasonable estimate of the tax benefit associated with this tax legislation. A $123 million tax benefit related to federal tax reform was recorded in the 2017 fourth quarter and full-year results. The 2017 fourth quarter tax benefit was primarily attributable to the revaluation of net deferred tax liabilities at the lower statutory tax rate.
The provision for income taxes in the 2017 fourth quarter was a $20 million benefit compared to expense of $74 million in the 2016 fourth quarter. The effective tax rates for the 2017 fourth quarter and 2016 fourth quarter were (4.8)% and 23.6%, respectively.
At December 31, 2017, the Company had a net federal deferred tax liability of $57 million and a net state deferred tax asset of $25 million.

Expectations – 2018
“Fourth quarter results clearly demonstrated the improvement in the underlying earnings power of the company we have achieved over the past several years. Going forward, we have tasked ourselves with further improving this level of performance to distinguish ourselves with peer-leading profitability, operating efficiency, and shareholder value creation,” Steinour said. “We expect to achieve all of our long-term financial goals on an annual basis in 2018, two years ahead of our original expectations. We also expect to deliver our sixth consecutive year of annual positive operating leverage.”
“We enter 2018 with optimism, fueled by both the improving macroeconomic environment and the continued execution of our core strategies to drive organic growth. The operating environment appears poised for further improvement given strong labor markets, the enactment of federal tax reform, and outlook for additional interest rate hikes by the Federal Reserve. Sentiment remains healthy among both our consumer and business customers. Commercial loan growth was particularly encouraging during the final few weeks of the year, and our commercial pipelines remain good as we start the new year. Consumer loan growth remained steady all year,” Steinour said.
Full-year revenues are expected to increase approximately 4% to 6%, while full-year noninterest expense is expected to decrease approximately 2% to 4%. The full-year NIM is expected to remain relatively flat on a GAAP basis versus 2017 as core NIM expansion offsets the anticipated reduction in the benefit of purchase accounting. The 2018 efficiency ratio is expected to approximate 55% to 57%.
Average loans and leases are expected to increase approximately 4% to 6% on an annual basis, while average deposits are expected to increase approximately 3% to 5%.
Overall, asset quality metrics are expected to remain near current levels, although moderate quarterly volatility also is expected, given the current low level of problem assets and credit costs. We anticipate NCOs will remain below our long-term normalized range of 35 to 55 basis points.
The effective tax rate for 2018 is expected to be in the range of 16% to 17%.

Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on January 23, 2018, at 9:00 a.m. (Eastern Standard Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s website, www.huntington.com, or through a dial-in telephone number at (877) 407-8029; Conference ID# 13674942. Slides will be available in the Investor Relations section of Huntington’s website about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s website. A telephone replay will be available approximately two hours after the completion of the call through February 2, 2018 at (877) 660-6853 or (201) 612-7415; conference ID# 13674942.
Please see the 2017 Fourth Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found on the Investor Relations section of Huntington’s website, www.huntington.com.
Caution regarding Forward-Looking Statements
This communication contains certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements, which are not historical facts and are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets; movements in interest rates; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services implementing our “Fair Play” banking philosophy; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall

Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB; and other factors that may affect our future results. Additional factors that could cause results to differ materially from those described above can be found in our Annual Report on Form 10-K for the year ended December 31, 2016, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, which are on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of our website, http://www.huntington.com, under the heading “Publications and Filings” and in other documents we file with the SEC.
All forward-looking statements speak only as of the date they are made and are based on information available at that time. We do not assume any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Basis of Presentation
Use of Non-GAAP Financial Measures
This document contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, conference call slides, or the Form 8-K related to this document, all of which can be found in the Investor Relations section of Huntington’s website
(http://www.huntington.com).
Annualized Data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully-Taxable Equivalent Interest Income and Net Interest Margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Earnings per Share Equivalent Data
Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying an effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.
Rounding
Please note that columns of data in this document may not add due to rounding.
Significant Items
From time to time, revenue, expenses, or taxes are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at that time to be infrequent or short term in nature. We refer to such items as “Significant Items”. Most often, these Significant Items result from factors originating outside the company – e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, litigation actions, etc. In other cases they may result from management decisions associated with significant corporate actions out of the ordinary course of business – e.g., merger/restructuring charges, recapitalization actions, goodwill impairment, etc.
Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, asset valuation write-downs, etc., reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.
Management believes the disclosure of “Significant Items”, when appropriate, aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the company’s performance - i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, management has adopted a practice of listing “Significant Items” in its external disclosure documents (e.g., earnings press releases, quarterly performance discussions, investor presentations, Forms 10-Q and 10-K).
“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those described in Huntington’s 2016 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission.

About Huntington
Huntington Bancshares Incorporated is a regional bank holding company headquartered in Columbus, Ohio, with $104 billion of assets and a network of 966 branches and 1,848 ATMs across eight Midwestern states. Founded in 1866, The Huntington National Bank and its affiliates provide consumer, small business, commercial, treasury management, wealth management, brokerage, trust, and insurance services. Huntington also provides auto dealer, equipment finance, national settlement and capital market services that extend beyond its core states. Visit huntington.com for more information.
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